Exhibit 4.2

CERTIFICATE OF AMENDMENT
STOCK CORPORATION
Office of the secretary of the State
30 trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470/Rev. 07/01/2003

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1. NAME OF CORPORATION The Dress Barn, Inc.

2. THE CERTIFICATE OF INCORPORATION IS (check A, B, or C)

___X____ A. AMENDED

________ B. RESTATED

________ C. AMENDED AND RESTATED

The restated certificate consolidates all amendments into a single document.

3. TEXT OF EACH AMENDMENT / RESTATEMENT

Section 3 of the Certificate of Incorporation is amended to read in its entirety as follows:

“Section 3. The designation of each class of shares,
the authorized number of shares of each such class,
and the par value (if any) of each such share thereof
are as follows:

The total authorized capital stock of the Corporation
shall consist of the following classes of stock: (a)
One Hundred Thousand (100,000) shares of Preferred
Stock with a par value of five cents ($.05) per share;
and (b) Seventy-Five Million (75,000,000) shares of
Common Stock with a par value of five cents ($.05) per
share.”

(Please reference an 8/12 X 11 attachment if additional space is needed)

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4. VOTE INFORMATION (check A, B or C)

___X___ A. The amendment was approved by shareholders in the manner required by sections 33-600 to
33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

_______ B. The amendment was approved by the incorporators. No shareholder approval was required.
_______ C The amendment was approved by the board of directors. No shareholder approval was required.
5. EXECUTION Dated this 1st day of December, 2005.
David R. Jaffe	President and Chief Executive Officer
Print or type name of signatory	Capacity of signatory	Signature